As filed with the Securities and Exchange Commission on August 24, 2007	Registration No. 333-__________

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SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

COMMUNITY PARTNERS BANCORP

(Exact name of registrant as specified in its charter)

New Jersey	20-3700861
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1250 Highway 35 South

Middletown, New Jersey 07748

(Address, including zip code of registrant’s principal executive offices)

COMMUNITY PARTNERS BANCORP 2007 EQUITY INCENTIVE PLAN

TWO RIVER COMMUNITY BANK 2003 INCENTIVE STOCK OPTION PLAN

TWO RIVER COMMUNITY BANK 2003 NON-QUALIFIED STOCK OPTION PLAN

TWO RIVER COMMUNITY BANK INCENTIVE STOCK OPTION PLAN (2001)

TWO RIVER COMMUNITY BANK NON-QUALIFIED STOCK OPTION PLAN (2001)

THE TOWN BANK OF WESTFIELD 2002 EMPLOYEE STOCK OPTION PLAN

THE TOWN BANK OF WESTFIELD 2001 EMPLOYEE STOCK OPTION PLAN

THE TOWN BANK OF WESTFIELD 2000 EMPLOYEE STOCK OPTION PLAN

THE TOWN BANK OF WESTFIELD 1999 EMPLOYEE STOCK OPTION PLAN

THE TOWN BANK OF WESTFIELD 2001 DIRECTOR STOCK OPTION PLAN

THE TOWN BANK OF WESTFIELD 2000 DIRECTOR STOCK OPTION PLAN

THE TOWN BANK OF WESTFIELD 1999 DIRECTOR STOCK OPTION PLAN

(Full title of the Plan)

Mr. Barry Davall

President and Chief Executive Officer and Director

Community Partners Bancorp

1250 Highway 35 South

Middletown, New Jersey 07748

(732) 706-9009

(Name, address, including zip code, and telephone number, including area code, of agent for service)

_______

With a Copy to:

Michael T. Rave, Esq.

Scott W. Goodman, Esq.

Day Pitney LLP

P.O. Box 1945

Morristown, New Jersey 07932-1945

(973) 966-8123

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be Registered (2)	Proposed maximum Offering price per share (4)	Proposed maximum Aggregate offering Price (4)	Amount of Registration fee
Common Stock, no par value per share	1,924,922 shares (3)	$8.90	$17,131,805.80	$525.95

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(1)           This Form S-8 covers shares of common stock of Community Partners Bancorp (the “Registrant” or the “Company”) issuable under the Community Partners Bancorp 2007 Equity Incentive Plan and under the following plans that were assumed by the Registrant when it acquired Two River Community Bank and The Town Bank on April 1, 2006: the Two River Community Bank 2003 Incentive Stock Option Plan, Two River Community Bank 2003 Non-Qualified Stock Option Plan, Two River Community Bank Incentive Stock Option Plan (2001), Two River Community Bank Non-Qualified Stock Option Plan (2001), The Town Bank of Westfield 2002 Employee Stock Option Plan, The Town Bank of Westfield 2001 Employee Stock Option Plan, The Town Bank of Westfield 2000 Employee Stock Option Plan, The Town Bank of Westfield 1999 Employee Stock Option Plan, The Town Bank of Westfield 2001 Director Stock Option Plan, The Town Bank of Westfield 2000 Director Stock Option Plan and The Town Bank of Westfield 1999 Director Stock Option Plan. All of the plans covered by this Registration Statement are referred to collectively as the “Plans”.

(2)           This Registration Statement also covers such indeterminable number of shares of common stock as may become subject to the Plans as a result of the anti-dilution provisions thereof.

(3)           Of the 1,924,922 shares of the Registrant’s common stock (adjusted for all applicable stock dividends, including the 3% stock dividend declared by the Registrant on July 17, 2007, payable August 31, 2007 to shareholders of record as of August 10, 2007) being registered under the Plans, the following amounts are being registered under each plan: 772,500 shares under the Community Partners Bancorp 2007 Equity Incentive Plan, 180,032 shares under the Two River Community Bank 2003 Incentive Stock Option Plan, 180,032 shares under the Two River Community Bank 2003 Non-Qualified Stock Option Plan, 184,034 shares under the Two River Community Bank Incentive Stock Option Plan (2001), 184,034 shares under the Two River Community Bank Non-Qualified Stock Option Plan (2001), 52,081 shares under The Town Bank of Westfield 1999 Employee Stock Option Plan, 52,081 shares under The Town Bank of Westfield 2000 Employee Stock Option Plan, 39,635 shares under The Town Bank of Westfield 2001 Employee Stock Option Plan, 104,433 shares under The Town Bank of Westfield 2002 Employee Stock Option Plan, 52,081 shares under The Town Bank of Westfield 1999 Director Stock Option Plan, 52,081 shares under The Town Bank of Westfield 2000 Director Stock Option Plan and 71,898 shares under The Town Bank of Westfield 2001 Director Stock Option Plan.

(4)           Estimated solely for the purpose of calculating the registration fee in accordance with Securities Act Rules 457(c) and 457(h), based upon the average of the high and low sales price per share of the Registrant’s common stock as reported on the Nasdaq Capital Market on August 21, 2007.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.	Plan Information.

Not filed with this Registration Statement.

ITEM 2.	Registrant Information and Employee Plan Annual Information.

Not filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	Incorporation of Documents by Reference.

The following documents filed by Community Partners Bancorp (the “Company” or the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on April 2, 2007.

2.	The Company’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2007, filed with the SEC on May 14, 2007 and for the quarter ended June 30, 2007, filed with the SEC on August 13, 2007.

3.	The Company’s Current Reports on Form 8-K filed with, or furnished to, the SEC on January 23, 2007, April 11, 2007, April 23, 2007, May 24, 2007, July 10, 2007 and July 20, 2007.

4.

The description of the Company’s common stock, no par value per share, contained in the Form 8-A registration statement filed by the Company with the SEC on April 3, 2006, pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such descriptions.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act are hereby incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents.

ITEM 4.	Description of Securities.

Not applicable.

ITEM 5.	Interests of Named Experts and Counsel.

Certain legal matters relating to the issuance of the shares of the Company’s Common Stock offered hereby have been passed upon by Day Pitney LLP counsel to the Company.

ITEM 6.	Indemnification of Directors and Officers.

Limitation of Personal Liability of Directors and Officers. The Company’s certificate of incorporation contains provisions that may limit the personal liability of any director or officer of the Company to the Company or its shareholders for damages for an alleged breach of any duty owed to the Company or its shareholders. This limitation will not relieve an officer or director from liability based on any act or omission (i) in breach of such person’s duty of loyalty to the Company or its shareholders; (ii) not in good faith or involving a knowing violation of law; or (iii) resulting in receipt by such officer or director of an improper personal benefit. These provisions are explicitly permitted by Section 14A:2-7(3) of the New Jersey Business Corporation Act (the “NJBCA”).

Indemnification of Directors and Officers Provided by the Company’s Governing Documents. The Company’s certificate of incorporation provides that the Company will indemnify to the full extent from time to time permitted by law, any person made, or threatened to be made, a party to, or a witness or other participant in, any threatened, pending or completed action, suit or proceeding, whether civil or criminal, administrative, arbitrative, legislative, investigative or of any other kind (together “an action”), by reason of the fact that such person is or was a director, officer, employee or other agent of the Company or any subsidiary of the Company or serves or served any other enterprise at the request of the Company against expenses, judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding and any appeal therein. The Federal Deposit Insurance Act generally prohibits indemnification of a holding company’s directors and officers for any penalty or judgment resulting from any administrative or civil action instituted by a federal banking agency.

Consistent with, and to the extent permitted by Section 14A:3-5 of the NJBCA, under the Company’s Bylaws, the Company will indemnify its officers and directors and any such person’s estate against expenses (including reasonable attorney’s fees) incurred in any action, by reason of the fact that the officer or director is or was serving as a director, officer, employee or agent of the Company (or at the request of the Company in such capacity). Subject to the receipt by the Company of an undertaking by the officer or director to repay the expenses if there is a judgment or other final adjudication holding that the officer or director is not entitled to receive reimbursement of expenses from the Company, the Company will pay in advance or reimburse the officer or director for such expenses. However, the Company will not indemnify such person if a judgment or other final adjudication adverse to the person establishes that his or her acts or omissions (i) were acts or omissions that the person knew or believed to be contrary to the best interests of the Company or shareholders in connection with a matter to which he had a material conflict of interest, (ii) were not in good faith or involved a knowing violation of law, or (iii) resulted in receipt by such person of an improper personal benefit. The Company also will not be required to further pay or reimburse expenses (and will be entitled to repayment of any paid expenses) if the officer or director enters a formal plea or written admission in the action that he or she has committed such acts or omissions establishing that he or she is not entitled to indemnification. Unless the Board has authorized or consented to the action to which the officer or director is a party, the Company is not obligated to pay or reimburse an officer or director for any expenses in connection with an action (or part thereof) initiated by the officer or director.

Under Section 14A:3-5 of the NJBCA, with respect to any derivative action, the Company is empowered to indemnify any corporate agent (including any current or former officer or director) against the agent’s expenses (but not the agent’s liabilities) incurred in connection with any proceeding involving the corporate agent by reason of the agent being or having been a corporate agent if the agent acted in good faith and in a manner that the agent reasonably believed to be in or not opposed to the best interests of the Company. However, only the court in which the proceeding was brought can empower the Company to indemnify a corporate agent against expenses with respect to any claim, issue or matter as to which the agent was adjudged liable for negligence or misconduct.

Under Section 14A:3-5 of the NJBCA, a corporate agent is entitled to mandatory indemnification to the extent that the agent is successful on the merits or otherwise in any proceeding, or in defense of any claim, issue or matter in the proceeding. If a corporation fails or refuses to indemnify a corporate agent, whether the indemnification is permissive or mandatory, the agent may apply to a court to grant the agent the requested indemnification.

Indemnification of Officers and Directors under the Agreement and Plan of Acquisition (the “Acquisition Agreement”). Under the Acquisition Agreement entered into between Two River Community Bank and The Town Bank (the “Banks”) and the Company in 2005, the Company is obligated to indemnify current and former directors and officers of the Banks and their subsidiaries for six years following the effective time of the acquisition, which was April 1, 2006 (the “Effective Time”), for any matters arising out of their positions with the Banks prior to the acquisition. The indemnification provisions of the respective governing documents of the Company, the Banks and their respective subsidiaries in effect at the time of the acquisition cannot be amended for a period of six years after the Effective Time in any manner that would adversely affect the rights of these officers and directors.

The New Jersey Banking Act contains almost identical provisions to New Jersey corporate law relating to limitation of liability and indemnification of directors, officers and employees. Under New Jersey corporate law, to be entitled to indemnification, it must be determined that, in general terms, the person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to a criminal action, had no reasonable cause to believe his or her conduct was unlawful. Each Bank’s certificate of incorporation reflects this statutory formulation limiting the liability of its officers and directors, and the bylaws of each Bank contain provisions for the indemnification of its officers and directors, which reflect this statutory formulation. Each Bank’s certificate of incorporation provides that officers (for the duration permitted by the New Jersey Banking Act) and directors of the bank shall not be personally liable to the bank or its shareholders for damages for breach of any duty owed to the bank or its shareholders, except damages for breaches of duty based upon an act or omission (a) in breach of such person’s duty of loyalty, (b) not in good faith or involving a knowing violation of law, or (c) resulting in receipt by such person of an improper personal benefit.

Insurance. The Company, as required by the Acquisition Agreement, maintains insurance coverage for the purpose of indemnifying current and former directors and officers of the Banks for any matters arising out of their positions with the Banks prior to the acquisition and will also pay all reasonable expenses incurred by any such individual in enforcing his or her rights to indemnification and insurance coverage. The Company is required to maintain this coverage for a period of six years following the Effective Time.

ITEM 7.	Exemption from Registration Claimed.

Not applicable.

ITEM 8.	Exhibits.

Exhibit No.	Description
5	Opinion Letter of Day Pitney LLP regarding legality of securities
23.1	Consent of Beard Miller Company LLP

23.2	Consent of Grant Thornton LLP
23.3	Consent of Day Pitney LLP (contained in the opinion letter included as Exhibit 5)
24	Power of Attorney for Directors and Executive Officers

ITEM 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee”table in the effective Registration Statement;

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Middletown, State of New Jersey, on August 24, 2007.

COMMUNITY PARTNERS BANCORP
Date: August 24, 2007	By: /s/ BARRY B. DAVALL Barry B. Davall President and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ BARRY B. DAVALL Barry B. Davall	President, Chief Executive Officer and Director (Principal Executive Officer)	August 24, 2007
/s/ CHARLES T. PARTON Charles T. Parton	Chairman of the Board	August 24, 2007
/s/ JOSEPH F.X. O'SULLIVAN Joseph F.X. O’Sullivan	Vice Chairman of the Board	August 24, 2007
/s/ MICHAEL W. KOSTELNIK, JR. Michael W. Kosteknik, Jr.	Director	August 24, 2007
/s/ FRANK J. PATOCK, JR. Frank J. Patock, Jr.	Director	August 24, 2007
/s/ ROBERT E. GREGORY Robert E. Gregory	Director	August 24, 2007
/s/ FREDERICK H. KURTZ Frederick H. Kurtz	Director	August 24, 2007
/s/ JOHN J. PERRI, JR. John J. Perri, Jr.	Director	August 24, 2007
/s/ MICHAEL J. GORMLEY Michael J. Gormley	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	August 24, 2007
/s/ MICHAEL BIS Michael Bis	Controller and Chief Accounting Officer (Principal Accounting Officer)	August 24, 2007

INDEX TO EXHIBITS

Exhibit No.	Description
5	Opinion Letter of Day Pitney LLP regarding legality of securities
23.1	Consent of Beard Miller Company LLP

23.2	Consent of Grant Thornton LLP
23.3	Consent of Day Pitney LLP (contained in the opinion letter included as Exhibit 5)
24	Power of Attorney for Directors and Executive Officers